Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Results

Whippany, New Jersey, February 4, 2021 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 26, 2020.

Net income for the first quarter of fiscal 2021 was $38.0 million, or $0.61 per Common Unit, compared to net income of $40.2 million, or $0.65 per Common Unit, in the prior year first quarter.   Excluding the effects of non-cash items, including the equity in earnings of an unconsolidated affiliate and unrealized mark-to-market adjustments on derivative instruments in both years, adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) amounted to $80.0 million for the first quarter of fiscal 2021, compared to $85.4 million in the prior year first quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Unseasonably warm weather dominated the start of the fiscal 2021 heating season, with November registering as one of the warmest on record, which negatively impacted customer demand during the quarter.  With the ongoing effects of COVID-19, we have also continued to experience a shift in customer demand patterns that started in the second half of the prior fiscal year, with softness in certain commercial applications offset to an extent by increased usage in our residential and certain other customer segments that benefitted from stay-at-home initiatives and the demand for temporary, portable energy solutions. On the strategic front, we continued to advance our strategic growth initiatives with the acquisition of a well-run propane business in the North Carolina market, as well as further investments in Oberon Fuels to support our collective efforts to commercialize renewable dimethyl ether (rDME).  We also made great strides in advancing our Go Green corporate initiative with the recent official registration of our Go Green with Suburban Propane logo with the United States Patent and Trademark Office.  With plenty of the 2020-2021 heating season still ahead, our business is very well positioned to meet increased heat-related demand, to adapt to changing demand patterns; including in the event of continued unseasonably warm weather, and to continue to advance our strategic growth initiatives.”

Retail propane gallons sold in the first quarter of fiscal 2021 of 111.7 million gallons decreased 7.8% compared to the prior year first quarter.  According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the first quarter of fiscal 2021 were 13% warmer than normal and 9% warmer than the prior year first quarter. The decrease in heating degrees days compared to the prior year were concentrated in the months of October and November as average temperatures for the two-month period were 20% warmer than the prior year and 18% warmer than normal.  The unseasonably warm temperatures were widespread and experienced across nearly all of our service territories, particularly in our east coast and mid-west markets.

Revenues in the first quarter of fiscal 2021 of $305.2 million decreased $28.7 million, or 8.6%, compared to the prior year first quarter, primarily due to lower propane volumes sold, offset somewhat by higher retail selling prices associated with higher wholesale product costs.  Average posted propane prices (basis Mont Belvieu, Texas) for the first quarter of fiscal 2021 were 14.9% higher than both the prior year first quarter and the prior sequential quarter.   Cost of products sold for the first quarter of fiscal 2021 of $103.4 million decreased $15.2 million, or 12.8%, compared to the prior year first quarter, primarily due to lower propane volumes sold, partially offset by higher propane wholesale product costs.  Cost of products sold included a $4.9 million unrealized non-cash gain in the fiscal 2021 first quarter, compared to a $2.8 million unrealized non-cash gain in the prior year first quarter. These unrealized mark-to-market adjustments are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $116.1 million for the first quarter of fiscal 2021 decreased $10.0 million, or 8.0%, compared to the prior year first quarter, primarily due to lower variable volume-related operating costs, savings from various cost containment efforts, including lower payroll and benefit-related costs, and lower variable compensation expenses.  The prior year first quarter included a charge of approximately $5.0 million for the settlement of certain product liability and other legal matters.

Total debt outstanding as of December 2020 was $49.7 million lower than as of December 2019, and the Consolidated Leverage Ratio for the trailing twelve-month period ending December 26, 2020 was 4.86x.

As previously announced on January 21, 2021, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.30 per Common Unit for the three months ended December 26, 2020. On an annualized basis, this distribution rate equates to $1.20 per Common Unit. The distribution is payable on February 9, 2021 to Common Unitholders of record as of February 2, 2021.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The ability of the Partnership to continue to combat cybersecurity threats to our networks and information technology;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2020 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 26, 2020 and December 28, 2019

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 26, 2020	December 28, 2019
Revenues
Propane	$268,624	$285,425
Fuel oil and refined fuels	15,750	25,891
Natural gas and electricity	6,876	8,721
All other	13,941	13,841
	305,191	333,878

Costs and expenses
Cost of products sold	103,379	118,600
Operating	97,979	106,876
General and administrative	18,130	19,274
Depreciation and amortization	28,017	29,274
	247,505	274,024

Operating income	57,686	59,854
Interest expense, net	18,135	19,072
Other, net	1,078	978

Income before provision for (benefit from) income taxes	38,473	39,804
Provision for (benefit from) income taxes	496	(359)

Net income	$37,977	$40,163

Net income per Common Unit - basic	$0.61	$0.65
Weighted average number of Common Units outstanding - basic	62,544	62,142

Net income per Common Unit - diluted	$0.61	$0.64
Weighted average number of Common Units outstanding - diluted	62,741	62,414

Supplemental Information:
EBITDA (a)	$84,625	$88,150
Adjusted EBITDA (a)	$80,021	$85,374
Retail gallons sold:
Propane	111,683	121,151
Refined fuels	6,406	8,437
Capital expenditures:
Maintenance	$2,788	$4,385
Growth	$3,024	$8,654

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended
	December 26, 2020	December 28, 2019
Net income	$37,977	$40,163
Add:
Provision for (benefit from) income taxes	496	(359)
Interest expense, net	18,135	19,072
Depreciation and amortization	28,017	29,274
EBITDA	84,625	88,150
Unrealized non-cash (gains) on changes in fair value of derivatives	(4,855)	(2,776)
Equity in earnings of unconsolidated affiliate	251	—
Adjusted EBITDA	$80,021	$85,374

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.